SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM N-8A


                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

 Name:

         FIRST TRUST VALUE LINE(R) 100 FUND

 Address of Principal Business Office (No. & Street, City, State, Zip Code):

         1001 Warrenville Road, Suite 300, Lisle, Illinois  60532

 Telephone Number (including area code):

         (630) 241-4141

 Name and Address of agent for service of process:

         W. Scott Jardine
         First Trust Portfolios L.P.
         1001 Warrenville Road, Suite 300
         Lisle, Illinois  60532

 Check appropriate box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
         Yes X    No __


                                _________________


Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Lisle and State of Illinois on the 22nd day of April, 2003.

                             FIRST TRUST VALUE LINE(R) 100 FUND
                             (Name of Registrant)

                             By:   /s/ James A. Bowen
                                   ------------------------------------------
                                   James A. Bowen, President and Sole Trustee


Attest:  /s/ W. Scott Jardine
         ---------------------
         W. Scott Jardine
         Secretary